Exhibit 99.1

Company Investor/Media Contact:
DJO Incorporated
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS

FOR FIRST QUARTER 2008

SAN DIEGO, CA, May 8, 2008 – DJO Incorporated (formerly named ReAble Therapeutics, Inc.) (“DJO” or the “Company”), a global provider of medical devices that provide solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the first quarter of 2008, ended March 29, 2008.  ReAble Therapeutics, Inc. (“ReAble”) acquired DJO Incorporated (“DJO Opco”) in a transaction completed on November 20, 2007 (the “DJO Merger”).  Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated.

First Quarter Results

DJOFL achieved actual net sales for the first quarter of 2008 of $239.7 million, reflecting growth of 124.7 percent over actual net sales of $106.7 million in the first quarter of 2007, driven in large part by recent acquisitions as well as continued growth across our business segments.  In 2007, in addition to the DJO Merger, the Company completed acquisitions of IOMED, Inc. and The Saunders Group, Inc. in August 2007 and July 2007, respectively, and of two immaterial businesses.  Collectively, these acquisitions are referred to as the “Other Acquisitions.”  On a pro forma basis, as if the DJO Merger and the Other Acquisitions had all closed on January 1, 2007, sales for the first quarter of 2008 would have reflected growth of approximately 5.5 percent, compared to $227.1 million for the first quarter of 2007.

For the quarter ended March 29, 2008, DJOFL reported a net loss of $24.2 million, compared to a net loss of $11.1 million for the first quarter of 2007.  The results for both periods were impacted by significant purchase accounting adjustments, non-recurring charges and other adjustments related to the DJO Merger and the Other Acquisitions, in the case of the 2008 results, and ReAble’s acquisition, in November 2006, by an affiliate of Blackstone Capital Partners V L.P. and certain other acquisitions completed by ReAble in 2006, in the case of the 2007 results.

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The Company defines Adjusted EBITDA as earnings before net interest expense, taxes, depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of pro forma EBITDA related to acquired businesses and certain future cost savings expected to be achieved related to recent acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes.  A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the first quarter of 2008, before future cost savings to be achieved related to the DJO Merger and the Other Acquisitions, was $48.8 million, or 20.3 percent of net sales, reflecting strong sequential improvement from pro forma Adjusted EBITDA for the fourth quarter of 2007, also before future cost savings, of $39.2 million, or 16.4 percent of fourth quarter pro forma net sales.  The improvement is primarily attributable to cost savings realized in connection with the Other Acquisitions and the initial cost savings related to the DJO Merger.  For the first quarter of 2007, pro forma Adjusted EBITDA, before future cost savings, was $47.7 million.  For the twelve month period ended March 29, 2008 (LTM), pro forma Adjusted EBITDA was $246.5 million, or 26.3 percent of pro forma LTM net sales, including future cost savings to be achieved related to the DJO Merger and the Other Acquisitions of $61.4 million.

The Company had cash balances of $67.7 million at March 29, 2008 and additional available liquidity of $99.1 million under its $100 million revolving line of credit (net of outstanding letters of credit).

“We are very pleased to report our first full quarter as the New DJO,” said Les Cross, Chief Executive Officer.  “Our first quarter went according to plan and we achieved the goals we set for the Company.  While we are still in the early days since closing the merger late last November, we are very pleased with the progress of the integration and we continue to expect to realize revenue synergies and significant cost savings from bringing ReAble and DJO together.

“The first quarter of 2008 was pivotal in laying the groundwork necessary to achieve the integration related cost savings of over $50 million.  Toward this end, we made excellent progress with our integration initiatives Company-wide in the first quarter, and we expect to see our realized savings from these initiatives begin to ramp in the second quarter.”

First Quarter 2008 Integration Highlights

The Company announced the following highlights from its first quarter integration activities.

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•                  Hiring key personnel including a senior vice president of global procurement to facilitate cost reduction through renegotiation of vendor contracts for common raw materials, components and other items, and a vice president of global quality who will drive cost reduction through a consistent global vision related to quality;

•                 Establishing a combined domestic freight contract to reduce costs;

•                 Relocating certain labor-intensive manufacturing operations to the Company’s award-winning, low-cost manufacturing facility in Mexico;

•                 Centralizing the distribution of certain products from DJO’s Indianapolis distribution center;

•                 Beginning to implement the lean manufacturing principles employed by the legacy DJO throughout the ReAble manufacturing operations to reduce production lead times, enhance productivity and free up plant space;

•                 Eliminating duplicate corporate headcount and reducing our combined spending for insurance, audit, director fees and other indirect items;

•                 Integrating the medical reimbursement operations for the Company’s Regeneration business into our Shoreview, MN center of excellence for insurance reimbursement, in time for an April 1, 2008 go-live date;

•                 Assessing the corporate information technology needs and beginning the process of consolidating several enterprise resource planning systems that presently exist across the entire Company into a single system;

•                 Completing unified technology maps and functional plans within DJO’s research and development groups to develop common metrics and commercialization processes, as well as “protostorming” new to the world product ideas; and,

•                 Nearly completing the integration of the former DJO Germany business into the ReAble Ormed business in Germany to create a much larger and more cost-efficient business in Germany.

Mr. Cross continued his discussion by saying, “The integration of ReAble and DJO is the largest and most important undertaking in either company’s history.  With the foundation laid in the first quarter, we are on schedule with our integration strategy, which should enable us to generate meaningful future cost savings across the company.  On the sales side, our cross-referral program is ramping up as expected and we are beginning to see the referrals translate into revenue.  And finally, we are gratified to see that employees throughout the new organization, now nearly 5,000 strong, have so openly embraced our culture of continuous improvement and are driving hard to take DJO forward to the next level.

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“We continue to expect 2008 net sales to approach $1 billion.  With sales at this level, combined with the expected cost savings, we continue to target Adjusted EBITDA margins approaching 30% of net sales by the end of 2008.”

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1:00 PM, Eastern Time today, May 8, 2008.  Individuals interested in listening to the conference call may do so by dialing (877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 45734952.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga Group™, DJO Surgical, Cefar®-Compex® and Ormed®.  For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to, among other things, the Company’s expectations regarding sales and Adjusted EBITDA for 2008, sales synergies, cost reductions and accelerated product development.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on

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the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business strategies relative to its Domestic Rehabilitation, International Rehabilitation and Surgical Implant segments; the Company’s ability to achieve the revenue synergies expected from the DJO Merger; the success of the Company’s post-merger cost reduction initiatives designed to improve gross profit margins and reduce operating expenses; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the DJO Merger and other recent acquisitions; the continued growth of the markets the Company addresses; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products.  Other risk factors are detailed in DJOFL’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 28, 2008 with the Securities and Exchange Commission.  Additional risk factors may be found in DJOFL’s Form S-4, filed on April 21, 2008 with the Securities and Exchange Commission.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended
	March 29, 2008	March 31, 2007

Net sales	$239,728	$106,707
Cost of sales	95,084	45,282
Gross profit	144,644	61,425
Operating expenses:
Selling, general and administrative	110,612	50,973
Research and development	6,676	3,635
Amortization of acquired intangibles	19,116	6,507
Operating income	8,240	310
Other income (expense):
Interest income	587	217
Interest expense	(45,187)	(14,021)
Other income, net	1,343	143
Loss before income taxes and minority interests	(35,017)	(13,351)
Benefit for income taxes	(11,055)	(2,341)
Minority interests	200	77
Net loss	$(24,162)	$(11,087)

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DJO Finance LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 29, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$67,694	$63,471
Accounts receivable, net	168,187	154,767
Inventories, net	105,475	110,904
Deferred tax assets, net	29,703	28,999
Prepaid expenses and other current assets	20,712	17,319
Total current assets	391,771	375,460
Property and equipment, net	80,695	81,645
Goodwill	1,206,170	1,201,282
Intangible assets, net	1,344,517	1,360,361
Other non-current assets	64,268	67,524
Total assets	$3,087,421	$3,086,272

Liabilities, Minority Interests, and Membership Equity
Current liabilities:
Accounts payable	$38,750	$43,576
Accrued interest	52,415	10,131
Long-term debt and capital leases, current portion	14,410	14,209
Other current liabilities	80,496	93,636
Total current liabilities	186,071	161,552
Long-term debt and capital leases, net of current portion	1,818,989	1,818,598
Deferred tax liabilities, net	378,016	386,659
Other non-current liabilities	23,189	13,260
Total liabilities	2,406,265	2,380,069

Minority interests	1,510	1,215

Total membership equity	679,646	704,988
Total liabilities, minority interests, and membership equity	$3,087,421	$3,086,272

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DJO Finance LLC and Subsidiaries

Unaudited Segment Information

(In thousands)

	Three Months Ended
	March 29, 2008	March 31, 2007

Net sales:
Domestic Rehabilitation Segment	$164,140	$67,894
International Rehabilitation Segment	56,425	22,012
Surgical Implant Segment	19,163	16,801
Consolidated net sales	239,728	106,707
Gross profit:
Domestic Rehabilitation Segment	$96,681	$39,401
International Rehabilitation Segment	33,193	10,413
Surgical Implant Segment	14,770	11,611
Consolidated gross profit	$144,644	$61,425
Operating income:
Domestic Rehabilitation Segment	$11,566	$5,593
International Rehabilitation Segment	6,476	(801)
Surgical Implant Segment	2,363	643
Income from operations of reportable segments	20,405	5,435
Expenses not allocated to segments	(12,165)	(5,125)
Consolidated operating income	$8,240	$310

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DJO Finance LLC and Subsidiaries

Adjusted EBITDA

For the Three and Twelve Months Ended March 29, 2008

(unaudited)

(In thousands)

The Company defines Adjusted EBITDA as earnings before net interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of pro forma EBITDA related to acquired businesses and certain future cost savings expected to be achieved related to recent acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes. Management believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in the senior secured credit facility and the indentures. Adjusted EBITDA is a material component of these covenants. Management also presents EBITDA because management considers it an important supplemental measure of our performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results.

EBITDA and Adjusted EBITDA are presented as supplemental measures of our performance and are not required by, or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  In particular, the definition of Adjusted EBITDA in the indentures and the senior secured credit facility allows the add back of certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss.  However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

The Company’s ability to meet the covenants specified above in future periods will depend on events beyond the Company’s control, and management cannot assure you that the Company will meet those ratios.  A breach of any of these covenants in the future could result in a default under the senior secured credit facility and the indentures, at which time the lenders could elect to declare all amounts outstanding under the senior secured credit facility to be immediately due and payable.  Any such acceleration would also result in a default under the indentures.

The following table provides reconciliation between net loss and Adjusted EBITDA for the three and twelve months ended March 29, 2008.

	Three Months Ended March 29, 2008	Twelve Months Ended March 29, 2008
Net loss	$(24,162)	$(95,497)
Loss on early extinguishment of debt and interest expense, net	44,600	116,612
Income tax benefit	(11,055)	(51,216)
Depreciation and amortization	24,777	63,430
EBITDA	34,160	33,329
Non-cash items (a)	5,311	19,544
Non-recurring items (b)	8,841	46,878
Other adjustment items, before cost savings (c)	465	85,390
Other adjustment items – cost savings applicable for twelve month period only (d)	N/A	61,399
Adjusted EBITDA	$48,777	$246,540

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(a) Non-cash items are comprised of the following:

	Three Months Ended March 29, 2008	Twelve Months Ended March 29, 2008
Stock compensation expense	$611	$1,768
Loss on disposition of assets	—	125
Purchase accounting adjustments (1)	4,700	17,651
Total non-cash items	$5,311	$19,544

(1)          Represents $4.7 million of expense related to the write-up to fair market value of acquired inventory in connection with the DJO Merger for the three months ended March 29, 2008.  Includes $9.4 million, $2.2 million, $2.6 million and $0.5 million of expense related to the write-up to fair market value of acquired inventory in connection with the DJO Merger; the Other Acquisitions; ReAble’s acquisition by an affiliate of Blackstone Capital Partners V L.P. (the “Prior Transaction”); and an acquisition completed by ReAble in 2006, respectively, for the twelve months ended March 29, 2008.  Also included is $3.0 million of expense related to the write-off of in-process research and development costs in connection with the DJO Merger for the twelve months ended March 29, 2008.

(b)      Non-recurring items are comprised of the following:

	Three Months Ended March 29, 2008	Twelve Months Ended March 29, 2008
Employee severance and relocation (2)	$1,060	$17,290
Restructuring expense (3)	7,781	16,591
Reserve methodology change (4)	—	12,997
Total non-recurring items	$8,841	$46,878

(2)          Includes severance payments to former ReAble executives in the amount of $0.8 million and $0.1 million related to other severance-related items and employee relocation for the three months ended March 29, 2008.  Also includes $0.1 million and $0.1 million of employee severance incurred in connection with the Other Acquisitions and an acquisition completed by ReAble in 2006, respectively, in the three months ended March 29, 2008.  For the twelve months ended March 29, 2008, includes severance payments to former ReAble executives in the amount of $14.1 million and $0.8 million related to other severance related items and employee relocation.  Also included are $0.7 million, $1.5 million and $0.2 million of employee severance incurred in connection with the DJO Merger, the Other Acquisitions and certain other acquisitions completed by ReAble in 2006, respectively.

(3)          Restructuring expense includes $5.2 million and $1.6 million of integration costs incurred in connection with the DJO Merger and the Other Acquisitions, respectively, for the three months ended March 29, 2008.  Also included is $1.0 million of integration costs related to the Prior Transaction for the three months ended March 29, 2008. Restructuring expense includes $5.6 million, $4.9 million, and $4.0 million of integration costs incurred in connection with the DJO Merger, the Other Acquisitions and certain other acquisitions completed by ReAble in 2006, respectively, for the twelve months ended March 29, 2008.  Also included is $2.1 million of integration costs related to the Prior Transaction for the twelve months ended March 29, 2008.

(4)          Includes $9.8 million related to additional allowances for doubtful accounts receivable acquired in connection with the DJO Merger due to anticipated integration related collection issues, $1.1 million related to the revaluation of inventory acquired in connection with the DJO Merger and $2.1 million related to additional allowance for doubtful accounts due to a change in an accounting reserve methodology in connection with the DJO Merger.

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(c)       Other adjustment items, before cost savings, are comprised of the following:

	Three Months Ended March 29, 2008	Twelve Months Ended March 29, 2008
Transaction expenses (5)	$1,812	$10,191
Minority interest	200	538
Pre-acquisition EBITDA (6)	—	76,825
Other (7)	(1,547)	(2,136)
Discontinued operations	—	(28)
Total other adjustment items, before cost savings	$465	$85,390

(5)          Represents $1.8 million of Blackstone monitoring fees for the three months ended March 29, 2008.  Includes $4.8 million of transaction costs incurred in connection with the DJO Merger, $4.0 million of Blackstone monitoring fees, $0.9 million related to the Prior Transaction and $0.5 million related to other merger and acquisition activities for the twelve months ended March 29, 2008.

(6)          Represents pre-acquisition Adjusted EBITDA of (i) $75.5 million from April 1, 2007 to November 19, 2007 for the DJO Merger, (ii) $0.2 million from April 1, 2007 to August 9, 2007 for the IOMED acquisition, and (iii) $1.1 million from April 1, 2007 to July 2, 2007 for the Saunders acquisition.

(7)          Includes foreign currency transaction gains/losses.

 (d)   Includes projected cost savings of (i) $50.6 million related to headcount reductions, facilities consolidation and production  efficiencies in connection with the DJO Merger, (ii) $4.6 million related to headcount reductions and production efficiencies in connection with the Other Acquisitions, (iii) $2.0 million related to facility and general administrative consolidation in relation to an acquisition completed by ReAble in 2006, and (iv) $4.2 million principally from vertical integration and procurement savings related to purchases of certain product components.

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